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                                                                      EXHIBIT 23


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------


To the Shareholders and Board of Directors
Air Products and Chemicals, Inc.:

We consent to the use of our reports dated 27 October 2004, with respect to the consolidated balance sheets of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2004 and 2003, and the related consolidated statements of income, cash flows and shareholders' equity for each of the years in the three year period ended 30 September 2004, and the related financial statement schedule, which reports appear in the 30 September 2004 annual report on Form 10-K of Air Products and Chemicals, Inc., incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
16 March 2005


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